EXHIBIT 8.1

SUBSIDIARIES

The following list sets forth the subsidiaries of the Company as of March 31, 2023:

Name of Entity	Place of Incorporation
Visionary Education Service and Management Inc. (“VESM”)	Richmond Hill, Ontario
Farvision Education Group Inc. (“Farvision Education”)	Toronto, Ontario
NeoCanaan Investment Corporation (“NeoCanaan Investment”)	Richmond Hill, Ontario
Farvision Digital Technology Group Inc. (“Farvision Digital”)(1)	Scarborough, Ontario
Canada Animation Industry Group Inc. (“Animation Group”)(1)	Richmond Hill, Ontario
Toronto ESchool Ltd. (“Toronto ESchool”)(2)	Toronto, Ontario
Maple Toronto Art Academy Inc. (“Art Academy”)(3)	Toronto, Ontario
9651837 Canada Inc. (“Lowell Academy”)(2)	Toronto, Ontario
7621531 Canada Inc. (“Conbridge College”)(3)	Toronto, Ontario
Max the Mutt Animation Inc. (“MTM Animation”)(3)	Toronto, Ontario
13995191 Canada Inc. (“13995191”)	Toronto, Ontario

(1) 100% owned by NeoCanaan Investment

(2) 70% owned by Farvision Education

(3) 80% owned by Farvision Education